Exhibit 99(j)(ii)(1)


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Auditors and Legal Counsel" in the Statement of Additional Information and to the use of our report dated November 17, 2003, on the financial statements and financial highlights of
SunAmerica Equity Funds (comprised of SunAmerica Balanced Assets Fund, SunAmerica Blue Chip Growth Fund, SunAmerica Growth and Income Fund, SunAmerica Growth Opportunities Fund, SunAmerica International Equity Fund, SunAmerica New Century Fund, and Focused Dividend Strategy Portfolio) as of and for the year ended September 30, 2003 in the Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A No. 333-11283).

                                                     /s/ ERNST & YOUNG LLP

                                                     ERNST & YOUNG LLP


Houston, Texas
February 18, 2004